As filed with the Securities and Exchange Commission on June 25, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TCP International Holdings Ltd.

(Exact name of registrant as specified in its charter)

Switzerland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Alte Steinhauserstrasse 1

6330 Cham, Switzerland

(Address of principal executive offices)

TCP INTERNATIONAL HOLDINGS LTD. 2014 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Ellis Yan

Chief Executive Officer and Chairman of the Board

TCP International Holdings Ltd.

325 Campus Drive

Aurora, Ohio 44202

(330) 995-6111

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Phyllis G. Korff, Esq.

Joshua A. Kaufman, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

Tel: (212) 735-3000

Fax: (212) 735-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Shares, par value CHF 1.00 per share	2,500,000	$11.00	$27,500,000	$3,542

(1)	Represents the maximum number of common shares issuable under the TCP International Holdings Ltd. 2014 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an additional indeterminate amount of common shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding common shares .
(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the price for the Registrant’s common shares sold pursuant to its Registration Statement on Form S-1 (No. 333-196129).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I will be sent by TCP International Holdings Ltd. (the “Company”) to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated by reference in this registration statement:

(a) the Company’s preliminary prospectus, dated June 24, 2014, included in the Company’s Registration Statement on Form S-1 (Registration No. 333-196129) filed on June 24, 2014, as such prospectus may be amended; and

(b) the description of the Company’s common shares, par value CHF 1.00 per share (the “Common Shares”), contained in the Company’s Registration Statement on Form 8-A filed with the SEC on June 25, 2014 to register the Common Shares under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses, unless arising from his or her unlawful conduct or gross negligence, including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, Article 38 of the Registrant’s articles of association provides for indemnification of its directors and officers for liabilities arising in connection with the performance of their duties, and permits the Registrant to advance the expenses of defending any act, suit or proceeding to its directors and officers. The Registrant has obtained directors’ and officers’ liability insurance for members of its board of directors and senior management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by him in the proper execution of his duties under the employment agreement.

The Registrant intends to enter into indemnification agreements with each of the members of its board of directors and senior management.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1*	Form of Registrant’s Amended and Restated Articles of Association

3.2*	Form of Registrant’s Amended and Restated Organizational Regulations

5.1	Opinion of Thouvenin Rechtsanwälte as to the validity of the common shares

23.1	Consent of KPMG LLP

23.2	Consent of Thouvenin Rechtsanwälte (included in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page)

99.1**	Form of 2014 Omnibus Incentive Plan of TCP International Holdings Ltd. and Forms of Restricted Share Unit Agreement and Option Agreement thereunder

*	Incorporated by reference to the like-numbered exhibit to the Company’s Registration Statement on Form S-1 (Registration No. 333-196129).
**	Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-196129).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Cleveland, State of Ohio, on June 25, 2014.

TCP International Holdings Ltd.

By:	/s/ Ellis Yan
Name:	Ellis Yan
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant hereby severally constitute and appoint Ellis Yan, Brian Catlett and Laura Hauser, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ellis Yan Ellis Yan	Chief Executive Officer (Principal Executive Officer)	June 25, 2014

/s/ Brian Catlett Brian Catlett	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 25, 2014

/s/ Solomon Yan Solomon Yan	President and Vice-Chairman	June 25, 2014

/s/ Jurgen Borgt Jurgen Borgt	Director	June 25, 2014

/s/ Matthias Belz Matthias Belz	Director	June 25, 2014

EXHIBIT INDEX

Exhibit No.	Description

3.1*	Form of Registrant’s Amended and Restated Articles of Association

3.2*	Form of Registrant’s Amended and Restated Organizational Regulations

5.1	Opinion of Thouvenin Rechtsanwälte as to the validity of the common shares

23.1	Consent of KPMG LLP

23.2	Consent of Thouvenin Rechtsanwälte (included in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page)

99.1**	Form of 2014 Omnibus Incentive Plan of TCP International Holdings Ltd. and Forms of Restricted Share Unit Agreement and Option Agreement thereunder

*	Incorporated by reference to the like-numbered exhibit to the Company’s Registration Statement on Form S-1 (Registration No. 333-196129).
**	Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-196129).